Exhibit 10.76

February 13, 2023

Re:	Brain Scientific Inc. (“we” or the “Company”):

Dear ______________________:

You are being sent this letter (this “Letter Agreement”) in connection with your participation in the Company’s June 2022 private placement offering whereby the Company sold to you pursuant to a Securities Purchase Agreement dated June 10, 2022 (the “SPA”) certain 10.0% Original Issue Discount Senior Secured Convertible Debentures (the “Debentures”) and warrants (“Warrants”) to purchase common stock of the Company. In connection with the Offering (as defined and described below), you are being asked to amend certain provisions included in the SPA and Debentures and exchange your Warrants for common stock of the Company as further described below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the SPA, Debentures, and Warrants as applicable.

Our Planned Offering

As you are aware, the Company is in the process of pursuing Nasdaq approval of the listing of its planned “re-IPO” (the “Offering”) for which Joseph Gunnar & Co., LLC is acting as the sole book running manager. To date, the Company is currently seeking to determine specific size of the Offering to facilitate final approval from Nasdaq for listing and final filings for SEC effectiveness, and as such, the information you will provide below is critical.

Items Affecting your Investment

ITEM 1: Section 4(e) of the Debenture provides that upon the consummation of a Qualified Offering (which the Offering shall constitute), the outstanding principal balance of your Debenture, along with any unpaid accrued interest and all other amounts due in respect of the Debenture (the “Obligations”) will automatically be converted on the closing date of such Qualified Offering, into shares of Common Stock (or units of Common Stock and warrants to purchase Common Stock, if units are offered to the public in the Qualified Offering) at the Qualified Offering Conversion Price (i.e., the lesser of lesser of (i) $0.25 per share or (ii) 70% of the Qualified Offering Price (hereinafter the “Mandatory Conversion”).

Pursuant to this Letter Agreement and in order to facilitate the Offering, the Company is asking you to amend Section 4€ of the Debenture to provide that upon consummation of a Qualified Offering, the Obligations will automatically be converted, with no further action on your part, into ______ shares of Common Stock (the “Conversion Shares” (or units consisting of ______ shares of Common Stock and warrants to purchase ______ shares of Common Stock, if units are offered to the public in the Qualified Offering, the “Conversion Securities”)) as outlined in the Amendment No. 1 to Debenture attached hereto as Exhibit A (the “Debenture Amendment”). As you will see in the Debenture Amendment, we are calculating accrued interest through February 15, 2023 in determining the total number of Conversion Securities to be issued to you upon the Mandatory Conversion.

ITEM 2: Section 4(e) of the Debenture also provides for a Qualified Offering Redemption Option payable in cash pursuant to which you can redeem up to 45% of the principal amount of your Debenture, together with accrued interest, but excluding the 10% original issue discount, which if elected by a holder, would be payable within five days following the closing of the Qualified Offering. Pursuant to this Letter Agreement, the Company is asking you to elect to waive your right to the Qualified Offering Redemption Option at the time of the Offering (“Qualified Offering Redemption Option Waiver”). For avoidance of doubt, by agreeing to the Qualified Offering Redemption Option Waiver, the entirety of the principal and interest through February 15, 2023, including the original issue discount, will be converted into the Conversion Securities as described above.

What We Are Offering You

In consideration for your execution of the Debenture Amendment which provides for the Items described above, the Company will automatically exchange your Warrants to purchase ______ shares of Common Stock into ______ shares of Common Stock (the “Exchange Shares”) upon the closing of the Offering (the “Automatic Warrant Conversion”). The Exchange Shares will be registered on the Company’s registration statement on Form S-1 (file no. 333-266769) and will be issued on the closing date of the Offering. Additionally, the Company will also register the shares of common stock comprising the Conversion Securities (both ______ shares of common stock and, if applicable, ______ shares of common stock issuable upon exercise of warrants which would be issued if Units are sold in the Offering). Notwithstanding the foregoing, the Conversion Shares and the Exchange Shares will be subject to the terms of the Leak-Out Agreement that has been or will be provided to you.

You hereby agree by your signing of this Letter Agreement to automatically exchange your Warrants to purchase ______ shares of Common Stock into ______ shares of Common Stock upon the closing of the Offering. The Automatic Warrant Conversion shall be effective on the date of the closing of the Offering, whether or not you surrender your original Warrants, which shall be null and void on such date.

Further, Section 4.21 of the SPA provides you with certain participation rights in connection with a Subsequent Financing by the Company. Pursuant to this Letter Agreement, the Company is agreeing to amend Section 4.21(a) of the SPA to provide that your right to participate in a Subsequent Financing will now extend for a period ending thirty-six (36) months following the consummation of a Qualified Offering as outlined in the SPA amendment attached hereto as Exhibit B (the “SPA Amendment”).

Action Items:

With regard to Items 1 and 2, please sign this Letter Agreement and the attached Debenture Amendment.

With respect to the extension of your participation right as described above, please sign this Letter Agreement and the attached SPA Amendment.

All signed items should be returned to Bonnie-Jeanne Gerety at bjgerety@brainscientific.com.

Miscellaneous

By signing below, you hereby unconditionally agree to the terms of this Letter Agreement.

This Letter Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Letter Agreement, including without limitation, the Debentures and the Warrants. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to choice of law principles. In case any provision of this Letter Agreement shall be held to be invalid, illegal or unenforceable, such provision shall be severable from the rest of this Letter Agreement, and the validity legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

The parties hereby consent and agree that if this Letter Agreement shall at any time be deemed by the parties for any reason insufficient, in whole or in part, to carry out the true intent and spirit hereof or thereof, the parties will execute or cause to be executed such other and further assurances and documents as in the reasonable opinion of the parties may be reasonably required in order more effectively to accomplish the purposes of this Letter Agreement. By signing below, the parties hereto represent and agree that, prior to executing this Letter Agreement, they have had the opportunity to consult with independent counsel concerning the terms of this Letter Agreement and the parties hereby waive any notice provisions contained in the SPA, the Debentures and the Warrants with respect to the subject matter contained herein.

This Letter Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, for example, www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. All references to share and warrant amounts set forth in this Letter Agreement will be ratably adjusted to account for any reverse stock split, combination, stock dividend or reclassification which occur after the date hereof.

This letter evidences waiver by the undersigned with respect to any and all defaults or events of default by the Company with respect to any failure by the Company to comply with any covenants contained in the SPA, the Debentures, or the Warrants.

Please indicate confirmation of the terms provided herein by executing and returning this Letter Agreement in the space provided below.

[BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE FOLLOWS]

Very Truly Yours,

Brain Scientific Inc.

By
	Name:	Hassan Kotob
	Title:	Chief Executive Officer

Email for delivery of Notices:

ACCEPTED AND AGREED AS OF THE DATE SET FORTH ABOVE:

(Name - Please Print)

(Signature)

(Name of Signatory, in the case of entities - Please Print)

(Title of Signatory, in the case of entities - Please Print)

Address:

EXHIBIT A

DEBENTURE AMENDMENT

EXHIBIT B

SPA AMENDMENT